Exhibit h(iv)
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USAA Transfer Agency Company
9800 Fredericksburg Road
San Antonio, TX  78288


Gentlemen:

         Pursuant to Section 1(b) of the Transfer Agency Agreement dated as of November 13, 2002 between USAA Investment Trust (the Trust) and USAA Transfer Agency Company, (the Transfer Agent) please be advised that the Trust has established one new series of its shares, namely, the Total Return Strategy Fund (the Funds), and please be further advised that the Trust desires to retain the Transfer Agent to render transfer agency services under the Transfer Agency Agreement to the Fund in accordance with the fee schedules attached hereto as Exhibit A.

         Please state below whether you are willing to render such services in accordance with the fee schedules attached hereto as Exhibit A.

                                              USAA INVESTMENT TRUST



Attest:                                       By:
         --------------------------------        ----------------------------


Dated:
        ---------------------------------


         We are willing to render services to the Total Return Strategy Fund in accordance with the fee schedules attached hereto as Exhibit A.

                                              USAA TRANSFER AGENCY COMPANY



Attest:                                       By:
         --------------------------------        ------------------------------



Dated:
         -------------------------------


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                          USAA Transfer Agency Company


                         Fee Information for Services as
                  Plan, Transfer and Dividend Disbursing Agent

                              USAA INVESTMENT TRUST
                           Total Return Strategy Fund

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GENERAL - Fees are based on an annual per shareholder account charge for account maintenance plus out-of-pocket expenses. There is a minimum charge of $2,000 per month applicable to the entire fund complex.

ANNUAL MAINTENANCE CHARGES - The annual maintenance charge includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. USAA Transfer Agency Company will charge for each open account from the month the account is opened through January of the year following the year all funds are redeemed from the account.


             Total Return Strategy Fund - charge per account       $23.00


USAA INVESTMENT TRUST                         USAA TRANSFER AGENCY COMPANY
Total Return Strategy Fund




By:                                           By:
   ------------------------------------           ----------------------------
     Christopher W. Claus                         Terri L. Luensmann
     President                                    Senior Vice President




Date:                                                            Date:

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